                             United States
                       Securities and Exchange Commission
                              Washington, DC 20549

                                   Form N-54a

Notification  of  Election  to Be  Subject  to  Sections  55  Through  65 of the
Investment Company Act of 1940 Filed Pursuant to Section 54(a) of the Act

The undersigned  business development company hereby notifies the Securities and
Exchange Commission that it elects,  pursuant to the provisions of section 54(a)
of the  Investment  Company  Act of  1940  (the  "Act"),  to be  subject  to the provisions  of sections 55 through 65 of the Act and,  in  connection  with such notification of election, submits the following information:

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                           Name: TS&B Holdings, Inc.
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Address of Principal Business Office:               556 Sand Lake Center IV
                                                      7380 Sand Lake Rd.,
                                                     Orlando, Florida 32819

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Telephone Number:                                           (407) 649-8325

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Name and Address of Agent for                           Charles Gianetto
Service of Process:                                TS&B Holdings, Inc.
                                                        556 Sand Lake Center IV
                                                        7380 Sand Lake Rd.,
                                                        Orlando, Florida 32819
                                                         (407) 649-8325
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Check one of the following:

[X] The  company  has  filed a  registration  statement  for a class  of  equity securities  pursuant to Section 12 of the Securities  Exchange Act of 1934. Give
the file number of the registration  statement or, if the file number is unknown or has not yet been assigned,  give the date on which the registration statement was filed: File No. 333-29903, filed August 27, 1997.

[ ] The company is relying on Rule 12g-2 under the  Securities  Exchange  Act of
1934 in lieu of filing a registration statement for a class of equity securities under that Act.

[ ] The file number of the  registration  as an investment  company  pursuant to section 8(a) of the Act, if any, of the company: ______________

[ ] The file number of the  registration  as an investment  company  pursuant to section 8(a) of the Act, if any, of any subsidiary of the company: _____________

The  undersigned  company  certifies that it is a closed-end  company  organized under the laws of the State of Utah and with its principal  place of business in
Florida;  that it will be operated  for the  purposes of making  investments  in securities  described in section 55(a)(1) through (3) of the Investment  Company
Act of 1940; and that it will make available  significant  managerial assistance with respect to issuers of such securities to the extent required by the Act.

Pursuant to the requirements of the Act, the undersigned company has caused this notification  of  election  to be  subject  to  sections  55  through  65 of the
Investment  Company  Act of 1940 to be duly  signed on its behalf in the city of
Orlando and state of Florida on this 13th day of January 2004.

TS&B Holdings, Inc.

By: /s/ James E. Jenkins
James E. Jenkins, President
and Chief Executive Officer